FEDERAL MORTGAGE MANAGEMENT II, INC.

                       NOTES TO FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996


January 30, 1998

TO THE STOCKHOLDER
Federal Mortgage Management II, Inc.
Sarasota, Florida

                 REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

We have audited the accompanying statements of financial condition of Federal Mortgage Management II, Inc. as of December 31, 1997 and 1996 and the related statements of operations, changes in stockholder s equity and cash flows for the years then ended. These financial statements are the responsibility of the Company s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Federal Mortgage Management II, Inc. at December 31, 1997 and 1996, and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.

Certified Public Accountants


                   FEDERAL MORTGAGE MANAGEMENT II, INC.

                     STATEMENTS OF FINANCIAL CONDITION


                                              December 31,
                                            1997          1996

ASSETS
Cash                                      $   23,935   $    449
Investments                                  175,539
Accounts receivable, net                      13,050
Accrued interest receivable                   16,658
Portfolio of residential mortgage
   loans - net                             1,010,508
Prepaid expenses                              12,000
Deferred financing costs                     308,964     93,356
                                          ----------   --------
                                          $1,560,654   $ 93,805
                                          ==========   ========


LIABILITIES AND STOCKHOLDER S EQUITY (DEFICIT)

LIABILITIES
Accounts payable                          $   14,939   $  7,572
Due to affiliates                             55,532     88,290
Notes payable                              1,606,500
                                          ----------   ---------
                                           1,676,971     95,862
                                          ==========   =========

STOCKHOLDER S EQUITY (DEFICIT)
Common stock, $.01 par value, 1,000
  shares authorized, 100 shares
  issued and outstanding                           1          1
Additional paid-in capital                       999        999
Retained deficit                            (117,317)    (3,057)
                                          -----------  ---------
                                            (116,317)    (2,057)
                                          -----------  ---------
                                          $1,560,654   $ 93,805
                                          ===========  =========


                    See notes to financial statements.


                   FEDERAL MORTGAGE MANAGEMENT II, INC.

                         STATEMENTS OF OPERATIONS

                                        For the Years Ended
                                            December 31,
                                        -------------------
                                          1997           1996
                                          ----           ----

REVENUE
Interest income - mortgage loans        $   6,826      $
Interest income                            19,660
                                        ----------      ---------
                                           26,486
                                        ----------      ---------
EXPENSES
Accounting                                  3,918           2,184
Advertising                                12,935             165
Consulting                                  8,409
Interest expense                           47,098
Legal                                       6,294
Licenses and fees                           1,824             383
Management and service fees                42,596
Other                                         172             325
Provision for loss                         17,500
                                        ----------     -----------
                                          140,746           3,057
                                        ----------     -----------
NET LOSS                                $(114,260)     $   (3,057)
                                        ==========     ===========
LOSS PER COMMON SHARE                   $(1,142.60)    $   (30.57)
                                        ==========     ===========


                    See notes to financial statements.



                   FEDERAL MORTGAGE MANAGEMENT II, INC.

          STATEMENTS OF CHANGES IN STOCKHOLDER S EQUITY (DEFICIT)


                                Additional
                      Common     Paid-in   Retained
                      Stock      Capital   Deficit      Total
                      ------    ---------- --------     -----
BALANCE,
January 1, 1996       $         $          $            $

ISSUANCE OF
  COMMON STOCK             1          999                   1,000

NET LOSS - 1996                                (3,057)     (3,057)
                      -------   ---------- ----------   -----------

BALANCE,
December 31, 1996           1         999      (3,057)      (2,057)

NET LOSS - 1997                              (114,260)    (114,260)
                      -------   ---------- ----------   -----------
BALANCE
at December 31, 1997  $     1   $     999  $ (117,317)  $ (116,317)
                      =======   ========== ==========   ===========




                    See notes to financial statements.

                   FEDERAL MORTGAGE MANAGEMENT II, INC.

                         STATEMENTS OF CASH FLOWS

                                          For the Years Ended
                                               December 31,
                                          -------------------
                                             1997             1996
                                             ----             ----
OPERATING ACTIVITIES
Net loss                                  $   (114,260)     $  (3,057)

Changes in operating assets
     and liabilities:
  Accounts and notes receivable, net           (13,050)
  Portfolio of residential mortgage loans   (1,010,508)
  Accrued interest receivable                  (16,658)
  Prepaid expenses                             (12,000)
  Accounts payable                               7,367         (4,767)
  Due to affiliates                            (32,758)        88,290
                                          -------------     -----------

NET CASH (USED) PROVIDED BY
     OPERATING ACTIVITIES                   (1,191,867)        80,466
                                          -------------     -----------

NET CASH USED IN INVESTING ACTIVITIES
Purchase of investments                       (175,539)

FINANCING ACTIVITIES
  Issuance of common stock                                      1,000
  Increase in deferred financing costs        (215,608)       (81,017)
  Issuance of notes payable                  1,606,500
                                          -------------     ----------

NET CASH PROVIDED (USED)
      BY FINANCING ACTIVITIES                1,390,892        (80,017)
                                          ------------      ----------

INCREASE IN CASH                                23,486            449

CASH, at beginning of year                         449
                                          ------------      -----------
CASH, at end of year                      $     23,935      $     449
                                          ============      ===========
SUPPLEMENTAL DISCLOSURES:
Interest paid                             $     34,219           NONE
                                          ============




                    See notes to financial statements.

NOTE A - ORGANIZATION

Federal  Mortgage  Management  II,  Inc.  (the   Corporation  ),  a  Florida
corporation, was organized on November 13, 1995. The purpose of the Corporation is to acquire and market mortgage notes secured by first liens on real estate, and to acquire insured instruments of deposits and/or debt securities issued by the United States government and instrumentalities thereof. Purchase of the mortgage notes, instruments of deposits and debt securities are to be in accordance with policies set forth in the Acquisition Policy of the Corporation as described in the registration statement. Interest payments on the notes and other distributions will be made in accordance with the registration statement. Through the year ending December 31, 1996, the Corporation was considered to be a developmental stage company.

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Management s Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Investment in Securities

The Corporations investments in securities are classified in three categories and accounted for as follows:

  Trading Securities.Securities held principally for resale in the near term are classified as trading securities and recorded at their fair values. Unrealized gains and losses on securities are included in other income. The Corporation presently has no such securities.

  Securities to be Held to Maturity.Instruments for which the Corporation has the positive intent and ability to hold to maturity are reported at cost, adjusted for amortization of premiums and accretion of discounts which are recognized in interest income using the interest method over the period to maturity. The Corporation presently has no such securities.

  Securities Available for Sale.Securities available for sale consist of zero coupon certificates of deposit which are not classified as trading securities nor as securities to be held to maturity.

Declines in the fair value of individual held-to-maturity and available-for-sale securities below their costs that are other than temporary would result in write-downs of the individual securities to their fair value. The Corporation presently has experienced no such declines.

Gains and losses on the sale of securities available for sale are determined using the specific-identification method.

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Portfolio of Residential Mortgage Loans

Residential mortgage loans are recorded at the lower of cost or fair market value. Purchase discounts are not amortized since the mortgage loans are owned for several months and then sold to investors. The amortization of the discount would not be materially significant to the operating results of the Corporation.

Statements of Cash Flow

For purposes of reporting cash flows, the Corporation considers cash and cash equivalents as those amounts which are not subject to restrictions or penalties and have an original maturity of three months or less.

Reclassifications

Certain  reclassifications have been made to the 1996 financial  statements
to   conform   with  the  1997  financial  statement  presentation.    Such
reclassifications had no effect on net income as previously reported.

Earnings per Share

In 1997, the Financial Accounting Standards Board issued Statement No. 128, Earnings per Share.
Statement 128 replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effects of options, warrants and convertible securities. Diluted earnings per share is very similar to the previously reported fully diluted earnings per share. All earnings per share amounts for all periods have been presented, and where appropriate, restated to conform to the Statement 128 requirements. For the years ending December 31, 1997 and 1996 the Corporation had no dilutive securities.

NOTE C - INVESTMENTS

Investments  consist  of  a  zero  coupon  certificate  of  deposit.   This
investment is classified as available for sale and is reported at fair value.

The carrying amount of investment securities is as follows:

                                  Gross      Gross
                    Amortized  Unrealized Unrealized       Fair
                      Cost        Gains     Losses        Value
                    ---------  ---------- ----------      -----
December 31, 1997:
Certificates
  of deposit        $175,539                            $175,539
                    =========                           ========



NOTE D - DEFERRED FINANCING COSTS

Deferred financing costs consist of legal and other fees associated with the filing of the registration statement with the Securities and Exchange Commission. These costs will be amortized over the life of the promissory notes commencing with the closing of the offering.

Deferred financing costs were incurred as follows:

                                Years ended December 31,
                                ------------------------
                                 1997               1996
                                -----              -----
Commission                      $109,320           $
Legal                             72,389              75,152
Offering fee                      48,195
Non-accountable expense           32,130
Other                             27,263
Pricing                           15,000              15,000
Filing fees                        4,667               3,204
                                --------           ---------
                                $308,964           $  93,356
                                ========           =========

NOTE E - PORTFOLIO OF RESIDENTIAL MORTGAGE LOANS - NET

The Corporation purchases residential mortgage loans at a discount from the face amount of the loans with the intention of selling the loans at a gain after servicing them for a relatively short period of time. The mortgage loans are purchased by investors based on various factors inherent in the group of mortgages presented for sale which are considered in the negotiation process.

The portfolio of residential mortgage loans consists of the following:


                                        December 31,  1997
                                        -------------------
Face value                                   $1,128,563
Discount                                       (100,555)
  Less:  allowance for losses                   (17,500)
                                             -----------
                                             $1,010,508
                                             ===========


NOTE E - PORTFOLIO OF RESIDENTIAL MORTGAGE LOANS - NET (CONTINUED)

The mortgages have various maturities ranging from 6 months to 30 years, and varying interest rates ranging from 7% to 18%. The residential mortgage loans are secured by first liens on residential real property. The Corporations policy is to acquire residential mortgage loans with balances that do not exceed 90% of the fair market value of the real estate or the loan acquisition price does not exceed 80% of the fair market value of the collateral real estate at the time of the loan acquisition. The Corporation purchases mortgage loans collateralized by real estate located in the United States.

NOTE F - INCOME TAXES

The Corporation is recognized as a Sub-Chapter S corporation by the Internal Revenue Service. Therefore, the financial statements include no provision for federal income taxes since the income or loss is reportable on the tax return of the stockholder.

NOTE G - NOTES PAYABLE

During the year ended December 31, 1997, the Corporation issued notes through a public offering to finance the purchase of residential mortgage loans. The notes have interest rates ranging from 8% to 10% depending on the terms which range from 48 months to 72 months. Interest is paid monthly with principal due at maturity. Aggregate principal maturities on notes are as follows:


          2001                          $     29,000
          2002                                79,000
          2003                             1,498,500
                                        ------------
                                        $  1,606,500
                                        ============

The notes are collateralized by all the assets of the Corporation. For the year ended December 31, 1997, the Corporation incurred interest expense of $47,098, related to the notes payable.

NOTE H - FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

In addition to the portfolio of residential mortgage loans, financial instruments that also subject the Corporation to concentrations of credit risk consist principally of cash deposits. The Corporation places these investments with a single financial institution. Deposits are insured up to $100,000. At any given time, the Corporation may have cash deposits exceeding the insured amount.


NOTE I - RELATED PARTY TRANSACTIONS

The Corporation paid commission and fees of approximately $110,000 and $80,000 respectively, relating to the offering of the notes payable, to an affiliated company. The sole stockholder of the Corporation is the controlling stockholder of the affiliated company.

In December of 1997, the Corporation purchased mortgages from an affiliated
company.   The  purchase  price  totaled  approximately  $1,028,000.    The
transaction was at fair market value.

An affiliated company services the mortgages of the Corporation. For the year ended December 31, 1997, the Corporation incurred servicing fees of $1,500. This amount was due to the affiliated company at December 31, 1997.

For his general management services, the sole stockholder receives an annual management fee equal to 3% of the aggregate face value of eligible collateral. The management fee for the year ended December 31, 1997 totaled approximately $41,000. This amount is included in due to affiliates at December 31, 1997.

NOTE J - FAIR VALUE OF FINANCIAL INSTRUMENTS IN ACCORDANCE
       WITH THE REQUIREMENTS OF SFAS NO. 107

The Corporation s financial instruments consist of all of its assets and liabilities with the exception of other real estate and deferred financing costs. The Corporation s management has determined that the fair value of all of its financial instruments is equivalent to the carrying cost. The mortgage portfolio is purchased with the intent of a relatively short holding period of several months. Therefore, any differences in the value of the mortgage portfolio due to changes in market interest rates are minimal. Furthermore, each purchase and sale of mortgages by the Corporation is a private, negotiated transaction. There is no readily established market for the Corporation s mortgage portfolio.

The Corporation s note obligations are not traded on an established market and the only activity with respect to the obligations are normal, scheduled redemptions. The Corporation s management estimates that the current interest rate which the Corporation would need to pay in order to sell similar note obligations is approximately equivalent to the rates of the outstanding note obligations.

NOTE K -  CLASSIFICATION OF MORTGAGE PORTFOLIO IN ACCORDANCE
         WITH THE REQUIREMENTS OF SFAS NO. 115

The Corporation s mortgage portfolio is a trading security. As such, it is required to be carried at fair value, with any unrealized holding gains or losses included in earnings. For the reasons discussed in Note I, the carrying value of the mortgage portfolio has been determined by the Corporation s management to be equivalent to its carrying cost.

NOTE L - SUBSEQUENT EVENTS

During the period January 1, 1998 through February 28, 1998, additional notes payable totaling $454,000 were issued. (See Note G)